EXHIBIT 3.1

ARTICLES OF INCORPORATION
of
INSMED, INC.

ARTICLE I

The name of the Corporation shall be Insmed, Inc.

ARTICLE II

The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended from time to time, and any legislation succeeding thereto (the "VSCA").

ARTICLE III

The aggregate number of shares that the Corporation shall have authority to issue shall be 200,000,000 shares of Preferred Stock, par value $.01 per share (hereinafter called "Preferred Stock"), and 500,000,000 shares of Common Stock, par value $.01 per share (hereinafter called "Common Stock"). The following is a description of each of such classes of stock, and a statement of the preferences, limitations, voting rights and relative rights in respect of the shares of each such class:

1.                 Authority to Fix Rights of Preferred Stock.  The Board of Directors shall have authority, by resolution or resolutions, at any time and from time to time to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock into one or more series, and, without limiting the generality of the foregoing, to fix and determine the designation of each such series, the number of shares that shall constitute such series and the following relative rights and preferences of the shares of each series so established:

(a)              The annual or other periodic dividend rate payable on shares of such       series, the time of payment thereof, whether such dividends shall be cumulative or non-cumulative, and the date or dates from which any cumulative dividends shall commence to accrue;

(b)              the price or prices at which and the terms and conditions, if any, on which shares of such series may be redeemed;

(c)              the amounts payable upon shares of such series in the event of the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Corporation;

(d)              the sinking fund provisions, if any, for the redemption or purchase of shares of such series;

(e)              the extent of the voting powers, if any, of the shares of such series;

(f)              the terms and conditions, if any, on which shares of such series may be converted into shares of stock of the Corporation of any other class or classes or into shares of any other series of the same or any other class or classes;

(g)              whether, and if so the extent to which, shares of such series may participate with the Common Stock in any dividends in excess of the preferential dividend fixed for shares of such series or in any distribution of the assets of the Corporation, upon a liquidation,   dissolution or winding-up thereof, in excess of the preferential amount fixed for shares of such series; and

(h)              any other preferences and relative, optional or other special rights, and qualifications, limitations or restrictions of such preferences or rights, of shares of such series not fixed and determined by law or in this Article III.

2.                 Distinctive Designations of Series.  Each series of Preferred Stock shall be so designated as to distinguish the shares thereof from the shares of all other series. Different series of Preferred Stock shall not be considered to constitute different voting groups of shares for the purpose of voting by voting groups except as required by the VSCA or as otherwise specified by the Board of Directors with respect to any series at the time of the creation thereof.

3.                 Restrictions on Certain Distributions.  So long as any shares of Preferred Stock are outstanding, the Corporation shall not declare and pay or set apart for payment any dividends (other than dividends payable in Common Stock or other stock of the Corporation ranking junior to the Preferred Stock as to dividends) or make any other distribution on such junior stock if, at the time of making such declaration, payment or distribution, the Corporation shall be in default with respect to any dividend payable on, or any obligation to redeem, any shares of Preferred Stock.

4.                 Redeemed or Reacquired Shares.  Shares of any series of Preferred Stock that have been redeemed or otherwise reacquired by the Corporation (whether through the operation of a sinking fund, upon conversion or otherwise) shall have the status of authorized and unissued shares of Preferred Stock and may be redesignated and reissued as a part of such series (unless prohibited by the articles of amendment creating such series) or of any other series of Preferred Stock. Shares of Common Stock that have been reacquired by the Corporation shall have the status of authorized and unissued shares of Common Stock and may be reissued.

5.                 Voting Rights.  Subject to the provisions of the VSCA or of the Bylaws of the Corporation as from time to time in effect with respect to the closing of the transfer books or the fixing of a record date for the determination of shareholders entitled to vote, and except as otherwise provided by the VSCA or in resolutions of the Board of Directors establishing any series of Preferred Stock pursuant to the provisions of paragraph 1 of this Article III, the holders of outstanding shares of Common Stock of the Corporation shall exclusively possess voting power for the election of directors and for all other purposes, with each holder of record of shares of Common Stock of the Corporation being entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

6.                 No Preemptive Rights.  No holder of shares of stock of any class of the Corporation shall, as such holder, have any right to subscribe for or purchase (a) any shares of stock of any class of the Corporation, or any warrants, options or other instruments that shall confer upon the holder thereof the right to subscribe for or purchase or receive from the Corporation any shares of stock of any class, whether or not such shares of stock, warrants, options or other instruments are issued for cash or services or property or by way of dividend or otherwise, or (b) any other security of the Corporation that shall be convertible into, or exchangeable for, any shares of stock of the Corporation of any class or classes, or to which shall be attached or appurtenant any warrant, option or other instrument that shall confer upon the holder of such security the right to subscribe for or purchase or receive from the Corporation any shares of its stock of any class or classes, whether or not such securities are issued for cash or services or property or by way of dividend or otherwise, other than such right, if any, as the Board of Directors, in its sole discretion, may from time to time determine. If the Board of Directors shall offer to the holders of shares of stock of any class of the Corporation, or any of them, any such shares of stock, options, warrants, instruments or other securities of the Corporation, such offer shall not, in any way, constitute a waiver or release of the right of the Board of Directors subsequently to dispose of other securities of the Corporation without offering the same to said holders.

7.                 Control Share Acquisition Statute.  The provisions of Article 14.1 of the VSCA shall not apply to acquisitions of shares of any class of capital stock of the Corporation.

ARTICLE IV

1.                 The number of directors shall be as specified in the By-laws of the Corporation but such number may be increased or decreased from time to time in such manner as may be prescribed in the By-laws, provided that in no event shall the number of directors exceed twelve. In the absence of a By-law specifying the number of directors, the number shall be seven. Commencing with the 2000 annual meeting of shareholders (or by unanimous written consent in lieu thereof), the Board of Directors shall be divided into three classes, Class I, Class II, and Class III, as nearly equal in number as possible. The initial term of each class of directors shall expire at the annual meeting of shareholders to be held in the following years: Class I--2001; Class II--2002; and Class III--2003. At each annual meeting of shareholders after the 2000 annual meeting of shareholders, the successors to the class of directors whose term shall then expire shall be identified as being of the same class of directors they succeed and shall be elected to hold office for a term expiring at the third succeeding annual meeting of shareholders. When the number of directors is changed, any newly-created directorships or any decrease in directorships shall be so apportioned among the classes by the Board of Directors as to make all classes as nearly equal in number as possible; provided, however, that no decrease in the number of directors shall shorten or terminate the term of any incumbent director.

2.                 Subject to the rights of the holders of any Preferred Stock then outstanding, directors may be removed only with cause and only by the affirmative vote of at least 75 percent of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single voting group.

3.                 Subject to the rights of the holders of any Preferred Stock then outstanding and to any limitations set forth in the VSCA, newly-created directorships resulting from any increase in the number of directors and any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely (i) by the Board of Directors or (ii) at an annual meeting of shareholders by the shareholders entitled to vote on the election of directors. If the directors remaining in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote of a majority of the directors remaining in office.

4.                 Notwithstanding any other provision of the Articles of Incorporation or any provision of law that might otherwise permit a lesser vote, but in addition to any affirmative vote of the holders of any particular voting group required by the VSCA, the Articles of Incorporation or the terms of any Preferred Stock outstanding, the affirmative vote of at least 75 percent of the voting power of the then outstanding Voting Stock, voting together as a single voting group shall be required to alter, amend, repeal or adopt any provision inconsistent with any provision of this Article IV.

ARTICLE V

Except as expressly otherwise required in the Articles of Incorporation, an amendment or restatement of the Articles of Incorporation requiring shareholder approval shall be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter, unless in submitting any such amendment or restatement to the shareholders the Board of Directors shall require a greater vote.

ARTICLE VI

1.                 Every person who is or was a director, officer or employee of the Corporation, or who, at the request of the Corporation, serves or has served in any such capacity with another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise shall be indemnified by the Corporation against any and all liability and reasonable expense that may be incurred by him in connection with or resulting from any claim, action or proceeding (whether brought in the right of the Corporation or any such other corporation, entity, plan or otherwise), in which he may become involved, as a party or otherwise, by reason of his being or having been a director, officer or employee of the Corporation, or such other corporation, entity or plan while serving at the request of the Corporation, whether or not he continues to be such at the time such liability or expense is incurred, unless such person engaged in willful misconduct or a knowing violation of the criminal law.

As used in this Article VI: (a) the terms "liability" and "expense" shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines or penalties against, and amounts paid in settlement by, a director, officer or employee; (b) the terms "director," "officer" and "employee," unless the context otherwise requires, include the estate or personal representative of any such person; (c) a person is considered to be serving an employee benefit plan as a director, officer or employee of the plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or, in connection with the plan, to participants in or beneficiaries of the plan; (d) the term "occurrence" means any act or failure to act, actual or alleged, giving rise to a claim, action or proceeding; and (e) service as a trustee or as a member of a management or similar committee of a partnership, joint venture or limited liability company shall be considered service as a director, officer or employee of the trust, partnership, joint venture or limited liability company.

The termination of any claim, action or proceeding, civil or criminal, by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that a director, officer or employee did not meet the standards of conduct set forth in this paragraph 1. The burden of proof shall be on the Corporation to establish, by a preponderance of the evidence, that the relevant standards of conduct set forth in this paragraph 1 have not been met.

2.                 Any indemnification under paragraph 1 of this Article VI shall be made unless (a) the Board, acting by a majority vote of those directors who were directors at the time of the occurrence giving rise to the claim, action or proceeding involved and who are not at the time parties to such claim, action or proceeding (provided there are at least five such directors), finds that the director, officer or employee has not met the relevant standards of conduct set forth in such paragraph 1, or (b) if there are not at least five such directors, the Corporation's principal Virginia legal counsel, as last designated by the Board as such prior to the time of the occurrence giving rise to the claim, action or proceeding involved, or in the event for any reason such Virginia counsel is unwilling to so serve, then Virginia legal counsel mutually acceptable to the Corporation and the person seeking indemnification, deliver to the Corporation their written advice that, in their opinion, such standards have not been met.

3.                 Expenses incurred with respect to any claim, action or proceeding of the character described in paragraph 1 shall, except as otherwise set forth in this paragraph 3, be advanced by the Corporation prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that he is not entitled to indemnification under this Article VI. No security shall be required for such undertaking and such undertaking shall be accepted without reference to the recipient's final ability to make repayment. Notwithstanding the foregoing, the Corporation may refrain from, or suspend, payment of expenses in advance if at any time before delivery of the final finding described in paragraph 2, the Board or Virginia legal counsel, as the case may be, acting in accordance with the procedures set forth in paragraph 2, find by a preponderance of the evidence then available that the officer, director or employee has not met the relevant standards of conduct set forth in paragraph 1.

4.                 No amendment or repeal of this Article VI shall adversely affect or deny to any director, officer or employee the rights of indemnification provided in this Article VI with respect to any liability or expense arising out of a claim, action or proceeding based in whole or substantial part on an occurrence the inception of which takes place before or while this Article VI, as set forth in these Articles of Incorporation, is in effect. The provisions of this paragraph 4 shall apply to any such claim, action or proceeding whenever commenced, including any such claim, action or proceeding commenced after any amendment or repeal to this Article VI.

5.                 The rights of indemnification provided in this Article VI shall be in addition to any rights to which any such director, officer or employee may otherwise be entitled by contract or as a matter of law.

6.                 In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article VI, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

ARTICLE VII

In furtherance of, and not in limitation of, the powers conferred by the VSCA, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that the Bylaws adopted by the Board of Directors under the powers hereby conferred may be altered, amended or repealed by the Board of Directors or by the shareholders having voting power with respect thereto, provided further that, in the case of any such action by shareholders, the affirmative vote of the holders of at least 75 percent of the voting power of the then outstanding Voting Stock, voting together as a single voting group, shall be required in order for the shareholders to alter, amend or repeal any provision of the Bylaws or to adopt any additional Bylaw. Notwithstanding any other provision of the Articles of Incorporation or any provision of law that might otherwise permit a lesser vote, but in addition to any affirmative vote of the holders of any particular voting group required by the VSCA, the Articles of Incorporation or the terms of any Preferred Stock outstanding, the affirmative vote of at least 75 percent of the voting power of the then outstanding Voting Stock, voting together as a single voting group, shall be required to alter, amend, repeal or adopt any provision inconsistent with any of the provisions of this Article VII.

ARTICLE VIII

The initial registered office shall be located at 951 E. Byrd Street, Riverfront Plaza, East Tower, in the City of Richmond, Virginia, and the initial registered agent shall be T. Justin Moore, III, who is a resident of Virginia and a member of the Virginia State Bar, and whose business address is the same as the address of the initial registered office.

/s/ T. Justin Moore, III
T. Justin Moore, III
Incorporator

ARTICLES OF AMENDMENT
of the
ARTICLES OF INCORPORATION
of
INSMED, INC.

These Articles of Amendment are filed in accordance with Section 13.1-710 of the Virginia Stock Corporation Act:

A.                The name of the corporation (which is hereinafter referred to as the "Corporation") is Insmed, Inc.

B.                 The amendment to the Corporation's Articles of Incorporation adopted on March 13, 2000 by written consent of the Corporation's sole shareholder is as follows:

1. "ARTICLE I" of said Articles of Incorporation is deleted and is replaced by the following to change the name of the Corporation to Insmed Incorporated:

"ARTICLE I

The name of the Corporation shall be Insmed Incorporated."

C.                 The amendment was adopted by the written consent of the Corporation's sole shareholder.

INSMED, INC.

By:	/s/ Michael D. Baer
Michael D. Baer
Chief Financial Officer

Dated: March 13, 2000

FORM OF
AMENDMENT TO ARTICLES OF INCORPORATION, AS AMENDED
TO CREATE A NEW SERIES OF PREFERRED STOCK
DESIGNATED AS
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
of
INSMED INCORPORATED

Pursuant to Section 13.1-639 of the Virginia Stock Corporation Act

I.

The name of the corporation is Insmed Incorporated (the "Company").

II.

Pursuant to Section 13.1-639 of the Virginia Stock Corporation Act and the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, as amended, the Articles of Incorporation are hereby amended to create a new series of shares of Preferred Stock, designated as "Series A Junior Participating Preferred Stock" by adding the following additional paragraph after the last paragraph of that Article III:

9.     Series A Junior Participating Preferred Stock

(a)  Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" and the number of shares constituting such series shall be five hundred thousand (500,000).

(b)  Dividends and Distributions.

1.         Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $.01 per share, of the Company (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Company shall at any time after May 16, 2001 (the "Rights Declaration Date"), (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

2.                 The Company shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

3.                 Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share- by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

(c)  Voting Rights.  The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

1.                 Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the shareholders of the Company. In the event the Company shall at any time after the Rights Declaration Date (A) declare any dividend on Common Stock payable in shares of Common Stock, (B) subdivide the outstanding Common Stock or (C) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

2.                 Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Company.

(A)              If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "Default Period") that shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each Default Period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two directors.

(B)              During any Default Period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to Paragraph (c)2.(C) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of directors shall be exercised unless the holders of ten percent in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing Default Period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two directors or, if such right is exercised at an annual meeting, to elect two directors. If the number that may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any Default Period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

(C)              Unless the holders of Preferred Stock shall, during an existing Default Period, have previously exercised their right to elect directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than ten percent of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Company. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Paragraph (c)2.(C) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Company. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than ten percent of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph (c)2.(C), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the shareholders.

(D)              In any Default Period, the holders of Common Stock, and other classes of stock of the Company if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the Default Period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph (c)2.(C) above) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock that elected the director whose office shall have become vacant. References in this Paragraph (c) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(E)              Immediately upon the expiration of a Default Period, (I) the right of the holders of Preferred Stock as a class to elect directors shall cease, (II) the term of any directors elected by the holders of Preferred Stock as a class shall terminate and (III) the number of directors shall be such number as may be provided for in the Articles of Incorporation, as amended or Amended and Restated Bylaws irrespective of any increase made pursuant to the provisions of Paragraph (c)2.(A) (such number being subject, however, to change thereafter in any manner provided by law or in the Articles of Incorporation, as amended or Amended and Restated Bylaws). Any vacancies in the Board of Directors effected by the provisions of clauses (II) and (III) in the preceding sentence may be filled by a majority of the remaining directors.

2.                 Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights, and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(d)  Certain Restrictions.

1.                 Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Paragraph (b) above are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Company shall not:

(A)             declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(B)              declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(C)              redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

(D)              purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

2.                 The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under Paragraph (d)1., purchase or otherwise acquire such shares at such time and in such manner.

(e)      Reacquired Shares.       Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

(f)        Liquidation, Dissolution or Winding Up.

1.   Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (A) the Series A Liquidation Preference by (B) 1000 (as appropriately adjusted as set forth in subparagraph 3. below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

2.                 In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, that rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

3.                 In the event the Company shall at any time after the Rights Declaration Date (A) declare any dividend on Common Stock payable in shares of Common Stock, (B) subdivide the outstanding Common Stock or (C) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(g)     Consolidation, Merger, etc.    In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the Outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(h)  No Redemption.  The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

(i)  Ranking.  The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Company's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

(j)  Amendment.  At any time when any shares of Series A Junior Participating Preferred Stock are outstanding, the Articles of Incorporation of the Company, as amended, and as amended hereby, shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the then outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

(k)  Fractional Shares.  Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

IV.

The foregoing amendment was duly adopted by the Company's Board of Directors on May 16, 2001. No shareholder action was required.

INSMED INCORPORATED

Dated: May 16, 2001	By:	/s/ Geoffrey Allan
Geoffrey Allan, Ph.D.
Chairman of the Board, President and Chief Executive Officer

Articles of Amendment
to the
Articles of Incorporation, as amended,
of
INSMED INCORPORATED

I.

The name of the corporation is Insmed Incorporated (the "Company").

II.

Article III of the Company's Articles of Incorporation, as amended, shall be amended by the addition of the following additional paragraph after the last paragraph of that Article III:

8. Reverse Stock Split.  Simultaneously with the effective date of this amendment (the "Effective Time"), each four shares of the Company's Common Stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") shall, automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the "Reverse Split"), into one share of the Company's outstanding Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Stock in the appropriately reduced whole number of shares. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Company. In lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, the holder will receive a cash payment in U.S. dollars equal to such fraction multiplied by four times the average of the closing bid and ask price per share of Common Stock as quoted on The Nasdaq SmallCap Market for the five trading days immediately preceding the Effective Time. If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's Transfer Agent determines that a holder of Old Certificates has not surrendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share.

If any New Certificate is to be issued in a name other than that in which it was issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the stock transfer tax stamps to the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Time, the amount of capital shall be represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified, until thereafter reduced or increased in accordance with applicable law. All references elsewhere in the Articles of Incorporation, as amended, to the "Common Stock" shall, after the Effective Time, refer to the "New Common Stock".

III.

The amendment was proposed by the board of directors and submitted to the shareholders of the Company in accordance with Chapter 9 of Title 13.1 of the Code of Virginia. The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the amendment are as follows:

Designation	Number of Outstanding Shares	Number of Votes

Common	108,127,568	108,127,568

The total number of undisputed votes cast for the amendment by each voting group was as follows:

Designation	Number of Undisputed Votes for the Amendment

Common	93,583,881

The number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.

IV.

Pursuant to Section 13.1-606 of the Virginia Stock Corporation Act, the effective time and date of this Amendment to the Company's Articles of Incorporation, as amended, shall be 11:59 p.m. on July 28, 2000.

INSMED INCORPORATED

Dated: July 28, 2000	By:	/s/ Geoffrey Allan
Geoffrey Allan, Ph.D.
Chairman of the Board, President and Chief Executive Officer

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION, AS AMENDED,
of
INSMED INCORPORATED
TO CREATE A NEW SERIES OF PREFERRED STOCK
DESIGNATED AS
SERIES B CONDITIONAL CONVERTIBLE PREFERRED STOCK

Pursuant to Section 13.1-639 of the Virginia Stock Corporation Act

I.

The name of the corporation is Insmed Incorporated (the “Company”).

II.

Pursuant to Section 13.1-639 of the Virginia Stock Corporation Act and the authority conferred upon the Board of Directors by the Articles of Incorporation, as amended, the Articles of Incorporation are hereby amended to create a new series of shares of Preferred Stock, designated as “Series B Conditional Convertible Preferred Stock” by adding the following additional paragraph after the last paragraph of Article III:

10.           Series B Conditional Convertible Preferred Stock

(a)    Designation.   The designation of the series of preferred stock of the Company is “Series B Conditional Convertible Preferred Stock”, par value $0.01 per share (the “Series B Preferred Stock”).  Each share of Series B Preferred Stock shall be identical in all respects to every other share of Series B Preferred Stock.

(b)    Number of Shares.  The authorized number of shares of Series B Preferred Stock is 92,000,000. Shares of Series B Preferred Stock that are purchased or otherwise acquired by the Company, shall revert to authorized but unissued shares of Preferred Stock.

(c)    Defined Terms.  As used herein with respect to the Series B Preferred Stock:

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person.  For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Articles of Amendment” shall mean these Articles of Amendment relating to the Series B Preferred Stock, as it may be amended from time to time.

“Articles of Incorporation” shall mean the Articles of Incorporation of the Company, as amended from time to time, including by these Articles of Amendment.

“Beneficially Own” shall mean “beneficially own” as defined in Rule 13d-3 under the Exchange Act.

“Board of Directors” shall mean the board of directors of the Company.

“Business Day” shall mean any day that is not a Saturday, Sunday or legal holiday in New York City or a federal holiday in the United States.

“Bylaws” shall mean the Amended and Restated Bylaws of the Company in effect on the Original Issue Date, as they may be amended from time to time.

“Capital Stock” shall mean: (1) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (2) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (3)        any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“Change of Control” shall mean the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a pledge or grant of a security interest to a bona fide lender; (2) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall Beneficially Own, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, shares of the Company’s Capital Stock entitling such Person to exercise a majority of the total voting power of all classes of Voting Stock of the Company; (3) the Company merges or consolidates with or into any other “person” (as that term is used in Section 13(d)(3) of the Exchange Act) or another “person” (as that term is used in Section 13(d)(3) of the Exchange Act) merges with or into the Company and, as a result of such transaction, the shareholders of the Company immediately prior to such transaction shall Beneficially Own less than a majority of the total voting power of all classes of Voting Stock of the Company; or (4) the Company engages in any recapitalization, reclassification or other transaction in which a majority of the Common Stock is exchanged for or converted into cash, securities or other property, in each case, other than a merger, consolidation, recapitalization, reclassification or other transaction (A) that does not result in a reclassification, conversion, exchange or cancellation of the Company’s outstanding Common Stock; (B) which is effected solely to change the Company’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity; or (C) where the Voting Stock of the Company outstanding immediately prior to such transaction is converted or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

For purposes of this definition, (i) any direct or indirect holding company of the Company shall not itself be considered a “person” or “group” for purposes of clauses (2) and (3) above, provided that no “person” or “group” (other than another such holding company) Beneficially Owns, directly or indirectly, a majority of the voting power of the Voting Stock of such holding company, and a majority of the Voting Stock of such holding company immediately following it becoming the holding company of the Company is Beneficially Owned by the Persons who Beneficially Owned the voting power of the Voting Stock of the Company immediately prior to it becoming such holding company and (ii) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Close of Business” shall mean 5:00 p.m., eastern time, on any Business Day.

“Closing Price” shall mean, with respect to a share of Capital Stock of a Person, on the applicable Trading Day (a)  if the Capital Stock is listed on a national securities exchange, the closing price per share of Capital Stock on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal (National Edition), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which the Capital Stock is then listed or admitted to trading; or (b) if the Capital Stock is not listed or admitted to trading on any national securities exchange, the last sale price or, if such last sale price is not reported, the average of the high bid and low asked prices on the automatic quotation system on which the Capital Stock is then listed, as reported by Bloomberg Financial Markets (or any successor thereto); or (c)  if on any such date the Capital Stock is not quoted on any such automatic quotation system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Capital Stock selected by the Company; or (d)  if none of (a), (b) or (c)  is applicable, a market price per share determined in good faith by the Board of Directors and the holders of at least 62.5% of the then outstanding Series B Preferred Stock.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the U.S. Securities and Exchange Commission, including the staff thereof.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company” shall mean Insmed Incorporated, a corporation organized and existing under the laws of the Commonwealth of Virginia, and any successor thereof.

“Conversion Price” shall mean $0.7114, subject to adjustment as set forth in Paragraph (g) of this Section 10.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means: (1) any federal, state, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (2) any self-regulatory organization; or (3) any political subdivision of any of the foregoing.

“Junior Stock” shall mean the Common Stock, the Series A Preferred Stock and any other class or series of Capital Stock that ranks junior to the Series B Preferred Stock (i) as to the payment of dividends or (ii) as to the distribution of assets on any liquidation, dissolution or winding up of the Company, or both.

“Mandatory Conversion Date” shall mean the date the Shareholder Approval is obtained.

“Milestone Date” shall mean the earlier of (i) December 1, 2011 and (ii) the first date upon which at least 50 patients have been given at least one dose in Phase III clinical trials for Arikace™, but in no event earlier than September 1, 2011.

“Original Issue Date” shall mean December 1, 2010.

“Original Holders” shall mean the holders of the Series B Preferred Stock as of the Original Issue Date and their respective Affiliates and any limited partners, members or other similar equity holders of any holder of Series B Preferred Stock as of the Original Issue Date that receive shares of Series B Preferred Stock as a distribution pursuant to such holder’s limited partnership agreement, limited liability company agreement, operating agreement or similar governing document.

“Parity Stock” shall mean any class or series of Capital Stock that ranks equally with the Series B Preferred Stock both (i) in the priority of payment of dividends and (ii)        in the distribution of assets upon any liquidation, dissolution or winding up of the Company (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

“Person” means any natural person, business, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, joint venture, business enterprise, trust or other legal entity, including any Governmental Authority.

“Preferred Stock” shall mean any and all series of preferred stock of the Company, including the Series B Preferred Stock.

“Record Date” shall mean the date fixed for determination of shareholders of the Company entitled to notice of or to vote at any meeting of shareholders of the Company or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of the shareholders of the Company for any other proper purpose (whether such date is fixed by the Board of Directors or by statute, contract, these Articles of Amendment or otherwise).

“Series A Preferred Stock” shall mean the Series A Junior Participating Preferred Stock of the Company.

“Series B Preferred Stock” shall have the meaning ascribed to it in Paragraph (a) of this Section 10.

“Shareholder Approval” shall mean all approvals of the shareholders of the Company necessary to approve, for purposes of the NASDAQ Listing Rules, the conversion of the Series B Preferred Stock into shares of Common Stock.

“Stated Value” shall mean $0.7114 per share of Series B Preferred Stock, which may increased as provided in Paragraph (d)(2) of this Section 10. The Stated Value shall be equitably adjusted from time to time by the Board of Directors to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Series B Preferred Stock), reorganization, recapitalization, reclassification or similar change with respect to shares of Series B Preferred Stock having a Record Date on or after the Original Issue Date.

“Subsidiary” shall mean any company, partnership, limited liability company, joint venture, joint stock company, trust, unincorporated organization or other entity for which the Company owns at least 50% of the Voting Stock of such entity.

“Trading Day” shall mean any Business Day on which the Common Stock is traded, or able to be traded, on the principal national securities exchange on which the Common Stock is listed or admitted to trading; provided that if the Common Stock is not listed or admitted to trading on a national securities exchange, Trading Day shall mean any Business Day on which the NASDAQ Capital Market is generally open.

“Voting Stock” shall mean Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the Board of Directors (without regard to whether or not, at the relevant time, Capital Stock of any other class or classes (other than Common Stock) shall have or might have voting power by reason of the happening of any contingency).

(d)       Dividends.

1.         In the event that the Company shall declare a dividend or make any other distribution (including in cash, in Capital Stock (including any options, warrants or other rights to acquire Capital Stock) of the Company, whether or not pursuant to a shareholder rights plan, “poison pill” or similar arrangement, or other property or assets) to holders of Common Stock, then the Board of Directors shall declare, and the holder of each share of Series B Preferred Stock shall be entitled to receive, a dividend or distribution, as applicable, in an amount equal to the amount of such dividend or distribution, as applicable, received by a holder of the number of shares of Common Stock for which such share of Series B Preferred Stock is convertible on the Record Date for such dividend or distribution (whether or not such holder of shares of Series B Preferred Stock had been eligible to convert its shares of Series B Preferred Stock on such date).  Any such amount shall be paid to the holders of shares of Series B Preferred Stock at the same time such dividend or distribution, as applicable, is paid to holders of Common Stock.

2.         Commencing on the Milestone Date, in addition to participation in dividends on Common Stock as set forth in Paragraph (d)(1) of this Section 10, holders of shares of Series B Preferred Stock shall be entitled to receive, on each share of Series B Preferred Stock, dividends at an annual rate of 12.5% of the Stated Value payable at the end of each six month period following the Milestone Date. Dividends payable pursuant to this Paragraph (d)(2) with respect to any share of Series B Preferred Stock shall accrue daily from and after the Milestone Date, whether or not the Company has funds legally available for such dividends or such dividends are declared and shall be calculated on the basis of a 360-day year. Dividends that are payable on shares of Series B Preferred Stock pursuant to this Paragraph (d)(2) shall be payable in cash except that, at the option of the Board of Directors, such dividends may be paid in kind by increasing the Stated Value by the amount of such dividend. Dividends that are payable on shares of Series B Preferred Stock shall be payable to holders of record of the shares of Series B Preferred Stock as they appear on the stock register of the Company on the Record Date for such dividend, which shall be no more than sixty (60) days or less than ten (10) days prior to the date fixed for payment thereof.

3.          The holders of shares of Series B Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

(e)   Liquidation Rights.

1.           Voluntary or Involuntary Liquidation.   In the event of (i) any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, or (ii) any Change of Control (clauses (i) and (ii) are herein referred to as a “Deemed Liquidation Event”), holders of the Series B Preferred Stock shall be entitled to receive for each share of Series B Preferred Stock, out of the assets of the Company or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Company, and after satisfaction of all liabilities and obligations to creditors of the Company, on par with each share of Parity Stock but before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Stock, an amount equal to the greater of (x) the sum of (A) the Stated Value per share of Series B Preferred Stock plus (B) an amount per share of Series B Preferred Stock equal to the accrued but unpaid dividends to which such holder of shares of Series B Preferred Stock is entitled to receive pursuant to Paragraph (d)(2) of this Section 10 to but excluding the date fixed for such Deemed Liquidation Event, if any, and (y) the per share amount of all cash, securities and other property (such securities or other property having a value equal to its fair market value as reasonably determined by the Board of Directors) to be distributed in respect of the Common Stock that such holder of Series B Preferred Stock would have been entitled to receive had it converted such Series B Preferred Stock immediately prior to the date fixed for such Deemed Liquidation Event (whether or not such holder of shares of Series B Preferred Stock had been eligible to convert its shares of Series B Preferred Stock on such date) (such greater amount being the “Series B Liquidation Amount”).  To the extent such amount is paid in full to all holders of Series B Preferred Stock and all the holders of Parity Stock, the holders of Junior Stock of the Company shall be entitled to receive all remaining assets of the Company (or proceeds thereof) according to their respective rights and preferences.

2.           Partial Payment.   If, in connection with any distribution described in Paragraph (e)(1) of this Section 10, the assets of the Company or proceeds thereof are not sufficient to pay the Series B Liquidation Amount in full to all holders of Series B Preferred Stock and all holders of Parity Stock, if any, the amounts paid to the holders of Series B Preferred Stock and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate amounts payable to the holders of Series B Preferred Stock and the amounts payable to holders of all such other Parity Stock pursuant to Paragraph (e)(1) of this Section 10.

(f)    Conversion.

1.         Mandatory Conversion.   Each share of Series B Preferred Stock shall be automatically converted, immediately at the Close of Business on the Mandatory Conversion Date, with no further action required to be taken by the Company or the holder thereof, into the number of shares of Common Stock equal to the number obtained by dividing (x) the sum of (A) the Stated Value plus (B) except to the extent paid in cash as contemplated by Paragraph (f)(2) of this Section 10 at the time of the conversion, an amount per share of Series B Preferred Stock equal to the accrued but unpaid dividends to which such holder of shares of Series B Preferred Stock is entitled to receive pursuant to Paragraph (d)(2) of this Section 10 through, but excluding, the conversion date, if any, by (y) the Conversion Price in effect at such time. Immediately upon conversion as provided herein (i) each holder of Series B Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such holder’s shares of Series B Preferred Stock, notwithstanding that the share register of the Company shall then be closed or that book-entry evidence shall not then actually be delivered to such Person and (ii) each converted shares of Series B Preferred Stock as provided herein shall be retired and cancelled automatically with no further action required to be taken by the Company or the holder thereof. As promptly as practicable on or after the Mandatory Conversion Date (and in any event no later than five Trading Days thereafter), the Company shall provide notice to the holders of the Series B Preferred Stock of the occurrence of the Mandatory Conversion Date, which notice shall set forth procedures for the surrender of the shares of Series B Preferred Stock which have been converted to the office of the Company. The Company shall promptly issue the number of whole shares of Common Stock issuable upon conversion against the surrender of the shares of Series B Preferred Stock.  Any shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock shall be delivered by the Company to the appropriate holder on a book-entry basis. To the extent that Company has a shareholders rights plan, “poison pill” or similar arrangement in effect with respect to the Common Stock on the Mandatory Conversion Date, upon conversion of any shares of the Series B Preferred Stock, the holders thereof will receive, in addition to the shares of Common Stock, the rights under such shareholders rights plan, “poison pill” or similar arrangement.

2.          Option to Pay Accrued Dividends in Cash.   When shares of Series B Preferred Stock are converted pursuant to this Paragraph (f), all dividends accrued but not yet paid on the Series B Preferred Stock so converted from and including the Milestone Date to and including the date of conversion may, at the election of the Company, be paid, in whole or in part, in cash; it being understood that the amount of any accrued dividend so paid in cash shall reduce the amount added to the Stated Value pursuant to clause (B) of Paragraph (f)(1) of this Section 10.

3.          Common Stock Reserved for Issuance.   The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock and Series A Preferred Stock, solely for issuance upon the conversion of the Series B Preferred Stock, such number of shares of Common Stock (and associated rights evidenced by the Series A Preferred Stock) as shall from time to time be issuable upon the conversion of all the shares of Series B Preferred Stock then outstanding.  Any shares of Common Stock (and associated rights evidenced by the Series A Preferred Stock) issued upon conversion of Series B Preferred Stock shall be (i) duly authorized, validly issued and fully paid and nonassessable, (ii)  shall rank pari passu with the other shares of Common Stock outstanding from time to time and (iii) shall be free from any preemptive rights or similar rights and any liens, charges, security interest or other encumbrances (unless created by the holder thereof).  The Company hereby covenants and agrees that, if at any time the Common Stock shall be listed on The NASDAQ Capital Market or any other national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series B Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Common Stock until the first conversion of Series B Preferred Stock into Common Stock in accordance with the provisions hereof, the Company covenants to list such Common Stock issuable upon conversion of the Series B Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

4.          Taxes.   The Company shall pay any and all transfer taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock.  The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series B Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

5.          No Impairment.  The Company will not by amendment of its Articles of Incorporation or through any or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Articles of Amendment and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series B Preferred Stock against impairment.

6.          Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of shares of Series B Preferred Stock so converted at one time by the same holder, the Company shall pay in cash an amount equal to the product of (i) the Closing Price of a share of Common Stock on the last Trading Day before the Mandatory Conversion Date and (ii) such fraction of a share of Common Stock otherwise issuable upon conversion of the shares of Series B Preferred Stock.

(g)    Conversion Price Adjustments.  The Conversion Price shall be adjusted from time to time (successively and for each event described) by the Company as follows:

1.          In the event that the Company shall at any time or from time to time after the Original Issue Date (i) pay a dividend or make a distribution (other than a dividend or distribution paid or made to holders of shares of Series B Preferred Stock in the manner provided in Paragraph (d)(1) of this Section 10) on the outstanding shares of Common Stock in capital stock (which, for purposes of this Paragraph (g) shall include, without limitation, any options, warrants or other rights to acquire Capital Stock) of the Company, (ii) subdivide the outstanding shares of Common Stock into a larger number of shares, (iii) combine the outstanding shares of Common Stock into a smaller number of shares, (iv) issue any shares of its capital stock in a reclassification of the Common Stock or (v) pay a dividend or make a distribution (other than a dividend or distribution paid or made to holders of shares of Series B Preferred Stock in the manner provided in Paragraph (d)(1) of this Section 10) on the outstanding shares of Common Stock in securities of the Company pursuant to a shareholder rights plan, “poison pill” or similar arrangement, then, and in each such case, the Conversion Price in effect immediately prior to such event shall be increased or decreased, as applicable, (and any other appropriate actions shall be taken by the Company) so that the holder of any share of Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Company that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series B Preferred Stock been converted immediately prior to the occurrence of such event (whether or not such holder of shares of Series B Preferred Stock had been eligible to convert its shares of Series B Preferred Stock on such date).  An adjustment made pursuant to this Paragraph (g)(1) shall become effective retroactively (i) in the case of any such dividend or distribution, to a date immediately following the Close of Business on the Record Date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (ii) in the case of any such subdivision, combination or reclassification, to the Close of Business on the day upon which such corporate action becomes effective.

2.          In the event that the Company, at any time or from time to time after the Original Issue Date, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in Paragraph (g)(1) of this Section 10 (but not including any action described in any such Paragraph and without any duplication of any adjustments made pursuant to such Paragraphs) and the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Conversion Price as a result of such action, then, and in each such case, the Conversion Price shall be decreased, if applicable, in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be sent to the holders of the Series B Preferred Stock). For the avoidance of doubt, in no event shall the Conversion Price be increased pursuant to the provisions of this Paragraph (g)(2).

3.          Notwithstanding anything herein to the contrary, no adjustment under this Paragraph (g) need be made to the Conversion Price unless such adjustment is greater than one-tenth of one cent per share.  Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price.  Any adjustment to the Conversion Price carried forward and not theretofore made shall be made immediately prior to the conversion of any shares of Series B Preferred Stock pursuant to Paragraphs (f)(1) and (f)(2) of this Section 10.

(h)   Redemption.

1.          Election.   At the written election (the “Series B Election”) of the holders of at least 62.5% of the then outstanding shares of Series B Preferred Stock made at any time on or after the fifth year anniversary of the Original Issue Date, the Company shall call for redemption, and shall redeem all, and not less than all, of the outstanding shares of Series B Preferred Stock on the date set forth in the Series B Election, provided that such date shall be at least 180 days after delivery to the Company of the Series B Election (the “Series B Redemption Date”), provided that if the Series B Redemption Date falls on a day other than a Business Day, the Series B Redemption Date shall be the next succeeding Business Day. The redemption price per share (the “Series B Redemption Price”) shall be equal to the greater of (x) the sum of (a) the Stated Value per share of the Series B Preferred Stock plus (b) an amount per share of Series B Preferred Stock equal to the accrued but unpaid dividends to which such holder of shares of Series B Preferred Stock is entitled to receive pursuant to Paragraph (f)(2) of this Section 10 to but excluding the date fixed for such redemption, if any, and (y) the product of (a) the Market Price per share of Common Stock and (b) the number of shares of Common Stock that such holder of Series B Preferred Stock would have been entitled to receive had it converted each such share of Series B Preferred Stock (whether or not such holder of Series B Preferred Stock had been eligible to convert its shares of Series B Preferred Stock on such Series B Redemption Date). For purposes of this Paragraph (h)(1), “Market Price” means the average Closing Price for the ten (10) consecutive Trading Days immediately preceding, but not including, the Redemption Date.

2.          Notice of Redemption.     Promptly following receipt of a Series B Election the Company shall provide written notice (the “Series B Redemption Notice”) to all holders of Series B Preferred Stock entitled to redemption under this Paragraph (h). Such Series B Redemption Notice shall set forth (i) the Series B Redemption Date and place of redemption; (ii) that all shares of Series B Preferred Stock held by such holder are to be redeemed; and (iii) the Series B Redemption Price.

3.          Procedures.  If, on or before the Series B Redemption Date, the funds necessary for such redemption shall have been set aside by the Company and deposited with a bank or trust company, in trust for the pro rata benefit of the holders of the Series B Preferred Stock, then, notwithstanding that any certificates for shares that have been called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding from and after such Series B Redemption Date, and all rights of holders of such shares so called for redemption shall forthwith, after such Series B Redemption Date, cease and terminate with respect to such shares, excepting only the right to receive the applicable Series B Redemption Price to which they are entitled.Any interest accrued on funds so deposited and unclaimed by shareholders entitled thereto shall be paid to such shareholders at the time their respective shares are redeemed or to the Company at the time unclaimed amounts are paid to it. In case any holder of Series B Preferred Stock shall not, within one (1) year after the final Series B Redemption Date, claim the amounts so deposited with respect to the redemption thereof, any such bank or trust company, shall, upon demand, pay over to the Company such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holder and such holder shall look only to the Company for the payment thereof.  Any funds so deposited with a bank or trust company which shall not be required for such redemption by reason of the exercise subsequent to the date of such deposit of the right of conversion of any shares or otherwise shall be returned to the Company forthwith.

4.          Failure to Redeem.   If the funds of the Company legally available for redemption of shares of Series B Preferred Stock on the Series B Redemption Date are insufficient to redeem the total number of shares of Series B Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the holders of the Series B Preferred Stock, ratably among the holders thereof in proportion to the redemption amounts otherwise payable to them, in the maximum amount of the Series B Redemption Price to which such holders of Series B Preferred Stock are entitled. The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein.  At any time thereafter when additional funds of the Company are legally available for the redemption of such shares of Series B Preferred Stock, such funds will be used to redeem the remaining balance of any shares of Series B Preferred Stock that were required to be redeemed at the prior Series B Redemption Date. Notwithstanding anything to the contrary contained herein, interest shall accrue on any shares of Series B Preferred Stock required to be redeemed pursuant to this Paragraph (h) that have not been redeemed within thirty (30) days of the Series B Redemption Date at a rate of 15.0% per annum of the Series B Redemption Price from the Series B Redemption Date for so long as such shares remain outstanding.

5.          Conversion Prior to Redemption.   Notwithstanding the foregoing, if the Shareholder Approval is obtained prior to the Series B Redemption Date, whether or not a notice of Series B Election has been delivered to the Company, and whether or not the Company shall have previously sought, but failed to receive, the Shareholder Approval, the Series B shares shall be automatically converted into shares of Common Stock pursuant to and in accordance with Paragraph (f)(1) of this Section 10, and the Company shall have no obligation under this Paragraph (h) to redeem any shares of Series B Preferred Stock or any shares of Common Stock issued upon such conversion.

(i)    Voting Rights; Information Rights.

1.          The holders of shares of Series B Preferred Stock shall not be entitled to vote, except as otherwise provided in paragraphs (i)(2) and (i)(3) of this Section 10 or as otherwise required by applicable law.

2.          For so long as at least 10% of the Series B Preferred Stock issued on the Original Issue Date remain outstanding, the Company shall not (by amendment, merger, consolidation or otherwise and either directly or through a subsidiary) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 62.5% of the then outstanding shares of Series B Preferred Stock, voting together as a single class:

(A) alter or change the rights, preferences, powers or privileges of the shares of Series B Preferred Stock pursuant to an amendment to the Articles of Incorporation or Bylaws or otherwise;

(B) increase or decrease (other than by conversion) the total number of authorized or issued shares of Series B Preferred Stock;

(C) authorize or issue, or obligate itself to issue, any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over or on parity with the Series B Preferred Stock with respect to dividends or liquidation or amend the terms of any existing security to have a preference over or on parity with the Series B Preferred Stock with respect to dividends or liquidation ;

(D) redeem, purchase or otherwise acquire any shares of Junior Stock or any series of preferred stock other than the Series B Preferred Stock;

(E) declare, pay or set aside for payment any dividends on the Common Stock.

3.          For so long as at least 10% of the Series B Preferred Stock issued on the Original Issue Date remain outstanding, the Company shall not (by amendment, merger, consolidation or otherwise and either directly or through a subsidiary) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting together as a single class, effect a Deemed Liquidation Event, provided that the provisions of this paragraph (i)(3) shall expire, and no such approval of the Series B Preferred Stock shall be required with respect to the matters set forth in this paragraph (i)(3), from and after such time as the Original Holders no longer Beneficially Own at least a majority of the outstanding shares of Series B Preferred Stock.

4.          Notwithstanding whether or not the Shareholder Approval shall have been obtained, the holders of shares of Series B Preferred Stock shall be entitled to notice of any shareholders’ meeting delivered to the holders of Common Stock in accordance with the Bylaws and to otherwise receive all other notices and information made available or delivered by the Company to the holders of Common Stock.

(j)    Record Holders.   To the fullest extent permitted by applicable law, the Company may deem and treat the record holder of any share of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

(k)   Notices.

1.          General.    All notices or communications in respect of the Series B Preferred Stock shall be given to the holders of the Series B Preferred Stock in any manner permitted by the Depository Trust Company or any similar facility through which the Series B Preferred Stock is issued in book-entry form.

2.          Notice of Certain Events.   The Company shall, to the extent not included in the Exchange Act reports of the Company, provide reasonable written notice to each holder of the Series B Preferred Stock of any event the occurrence of which would result in an adjustment to the Conversion Price, including the then applicable Conversion Price.

(l)   Other Rights.   The shares of Series B Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law and regulation.

(m)   Maturity.    The Series B Preferred Stock shall be perpetual unless converted or redeemed in accordance with the terms of this Articles of Amendment.

(n)   Replacement Certificates.

1.    If physical certificates are issued, the Company shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Company’s transfer agent (the “Transfer Agent”). The Company shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

2.    If physical certificates are issued, the Company shall not be required to issue any certificates representing the Series B Preferred Stock on or after the Mandatory Conversion Date. In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described in clause (1) above, shall deliver the shares of Common Stock pursuant to the terms of the Series B Preferred Stock formerly evidenced by the certificate.

III.

The foregoing amendment was duly adopted by the Company’s Board of Directors on December 1, 2010.  No shareholder action was required.

INSMED INCORPORATED

Dated: December 1, 2010

	By:	/s/ Kevin P. Tully
Name: Kevin P. Tully
Title: Executive Vice President and Chief Financial Officer

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION, AS AMENDED,
of
INSMED INCORPORATED

I.

The name of the corporation is Insmed Incorporated (the “Company”).

II.

Article III of the Company’s Articles of Incorporation, as amended, shall be amended by replacing the existing paragraph 8 with the following paragraph:

8.             Reverse Stock Split.  Simultaneously with the effective date of this amendment (the “Effective Time”), each 10 shares of the Company Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall, automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the “Reverse Split”), into one share of the Company’s outstanding Common Stock, par value $0.01 per share (the “New Common Stock”), subject to the treatment of fractional share interests as described below.  Each holder of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the “Old Certificates”), shall be entitled to receive, upon surrender of such Old Certificates to the Company’s transfer agent for cancellation, a certificate or certificates (the “New Certificates”) representing the number of whole shares of the New Common Stock into and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof.  From and after the Effective Time, Old Certificates shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Stock in the appropriately reduced whole number of shares. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Company.  In lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, the holder will receive a cash payment in U.S. dollars equal to such fraction multiplied by 10 times the average of the closing bid and ask price per share of Common Stock as quoted on the Nasdaq Capital Market for the five trading days immediately preceding the Effective Time.  If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company’s transfer agent determines that a holder of Old Certificates has not surrendered all his, her or its certificates for exchange, the transfer agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one holder shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which it was issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the stock transfer tax stamps to the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable. From and after the Effective Time, the amount of capital shall be represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified, until thereafter reduced or increased in accordance with applicable law. All references elsewhere in the Articles of Incorporation, as amended, to the “Common Stock” shall, after the Effective Time, refer to the “New Common Stock.”

III.

The amendment was proposed by the Board of Directors and submitted to the shareholders of the Company in accordance with Chapter 9 of Title 13.1 of the Code of Virginia.  The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the amendment are as follows:

Designation	Number of Outstanding Shares	Number of Votes
Common	156,537,341	156,537,341

The total number of undisputed votes cast for the amendment by each voting group was as follows:

Designation	Number of Undisputed Votes for the Amendment
Common	100,106,057

The number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.

IV.

Pursuant to Section 13.1-606 of the Virginia Stock Corporation Act, the effective time and date of this Amendment to the Company’s Articles of Incorporation, as amended, shall be 5:00 p.m., Eastern Standard Time, on March 2, 2011.

INSMED INCORPORATED

Dated: March 2, 2011

	By:	/s/ Kevin P. Tully
Name: Kevin P. Tully
Title: Executive Vice President & Chief Financial Officer

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION, AS AMENDED,
of
INSMED INCORPORATED
TO DELETE THE SERIES OF PREFERRED STOCK
DESIGNATED AS
SERIES B CONDITIONAL CONVERTIBLE PREFERRED STOCK

--------------------------------------------------------------------------------------

Pursuant to Section 13.1-639 of the Virginia Stock Corporation Act

--------------------------------------------------------------------------------------

I.

The name of the corporation is Insmed Incorporated (the “Company”).

II.

Pursuant to Section 13.1-639 of the Virginia Stock Corporation Act and the authority conferred upon the Board of Directors by the Articles of Incorporation, as amended, the Articles of Incorporation are hereby amended to delete in its entirety paragraph 10 of Article III of the Articles of Incorporation and all provisions thereof, which provisions were originally adopted by the Board of Directors to fix the preferences, limitations and rights of the series of shares of Preferred Stock designated therein as “Series B Conditional Convertible Preferred Stock” (none of which shares are outstanding as of the date hereof).

III.

The foregoing amendment was duly adopted by the Company’s Board of Directors on June 12, 2012.  No shareholder action was required.

INSMED INCORPORATED

Date: June 13, 2012

	By:	/s/ Kevin P. Tully
	Name:	Kevin P. Tully C.G.A.
	Title:	Executive Vice President & Chief Financial Officer